IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440

SPVL

SPVL
1985

Single Premium Variable Life Insurance Policy

- Death benefit payable at insured's death prior to the maturity date.
- Policy value less indebtedness payable on the maturity date.
- Minimum Death Benefit Guarantee if no indebtedness.
- This policy is nonparticipating. Dividends are not payable.

Insured:	John Doe	Issue Age:	35
Policy Date:	October 15, 1987	Policy Number	XXXXX
Maturity Date:	October 15, 2047	Initial Death Benefit:	$100,000

This is a life insurance policy. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, A Stock Company. **Please read your policy carefully.**

In consideration of your application and payment of the single premium, we issue this policy and we promise:

1. to pay the proceeds to you if the insured is living on the maturity date; or
2. to pay the death benefit described in this policy to the beneficiary if we receive proof satisfactory to us that the insured died while this policy was in force.

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

The initial death benefit of this policy is shown above. Thereafter, it may increase or decrease as described herein depending on the investment experience of the subaccounts, but shall never be less than the initial death benefit.

The policy value of this policy may increase or decrease daily depending on the investment experience of the subaccounts.

Notice of your right to examine this policy. If for any reason you are not satisfied with this policy, return it to us or our representative by the later of the:

a) 10th day after you receive it; or
b) 10th day after we mail or personally deliver to you a written Notice of Withdrawal Right; or
c) 45th day after the application is signed.

We will then cancel this policy and refund the single premium that you have paid. This policy will then be considered void from its start.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the policy date shown above.

President:

Timothy V Bechtel

Secretary:

William A. Stoltzmann

Specimen

Guide to Policy Provisions

Policy Data

Insured:	John Doe	Issue Age:	35
Policy Date:	October 15, 1987	Policy Number:	XXXXX
Maturity Date:	October 15, 2047	Initial Death Benefit:	$100,000
Policy:	Single Premium Variable Life		

Schedule of Benefits

Single Premium:	$27,784.26
Monthly Date:	15
Policy Issue Fee:	$150.00
State Premium Tax Charge:	2.5% of the single premium

Subaccounts	Investments
P	Equity Portfolio
Q	Income Portfolio
R	Money Market Portfolio
S	Managed Portfolio
T	Government Securities Portfolio
1991	1991 Trust
1995	1995 Trust
2004	2004 Trust

Each Subaccount is part of the IDS Life Variable Life Separate Account. Subaccounts P, Q, R, S, and T invest in portfolios ("the Portfolios") of the IDS Life Series Fund, Inc. Subaccounts 1991, 1995, and 2004 invest in unit investment trusts ("the Trusts") of the Shearson Lehman Brothers Stripped ("Zero Coupon") U. S. Treasury Securities Fund, Series A.

Table of Surrender Charges

Policy Year	Surrender Charges
1	8% of policy value
2	7% of policy value
3	6% of policy value
4	5% of policy value
5	4% of policy value
6	3% of policy value
7	2% of policy value
8	1% of policy value
thereafter	0% of policy value

In no event will the total surrender charges exceed 9% of the premium paid under this policy.

Specimen

Rate Table

O

Monthly Cost of Insurance Rates for Insureds with Standard Rate Classifications

Attained Age	Monthly Rate per $1,000 Male	Monthly Rate per $1,000 Female	Attained Age	Monthly Rate per $1,000 Male	Monthly Rate per $1,000 Female	Attained Age	Monthly Rate per $1,000 Male	Monthly Rate per $1,000 Female
0	$ .59	$ .51	35	$ .20	$ .18	70	$ 4.26	$ 2.95
1	.14	.13	36	.22	.18	71	4.65	3.23
2	.12	.11	37	.23	.19	72	5.04	3.55
3	.12	.11	38	.25	.20	73	5.46	3.89
4	.11	.10	39	.27	.20	74	5.89	4.26
5	.11	.10	40	.29	.22	75	6.37	4.65
6	.10	.09	41	.32	.23	76	6.89	5.04
7	.10	.09	42	.34	.25	77	7.49	5.46
8	.10	.09	43	.37	.27	78	8.17	5.89
9	.10	.09	44	.41	.29	79	8.92	6.37
10	.10	.09	45	.44	.32	80	9.75	6.89
11	.10	.09	46	.48	.34	81	10.64	7.49
12	.10	.09	47	.53	.37	82	11.59	8.17
13	.11	.09	48	.58	.41	83	12.58	8.92
14	.11	.09	49	.63	.44	84	13.63	9.75
15	.12	.09	50	.69	.48	85	14.75	10.64
16	.12	.09	51	.76	.53	86	15.93	11.59
17	.13	.10	52	.83	.58	87	17.20	12.58
18	.14	.11	53	.91	.63	88	18.58	13.63
19	.14	.12	54	.99	.69	89	20.10	14.75
20	.14	.12	55	1.09	.76	90	21.81	15.93
21	.15	.13	56	1.19	.83	91	23.78	17.20
22	.15	.14	57	1.30	.91	92	26.09	18.58
23	.15	.14	58	1.42	.99	93	28.86	20.10
24	.15	.14	59	1.56	1.09	94	32.23	21.81
25	.16	.15	60	1.71	1.19			
26	.16	.15	61	1.87	1.30			
27	.16	.15	62	2.05	1.42			
28	.16	.15	63	2.24	1.56			
29	.17	.16	64	2.45	1.71			
30	.17	.16	65	2.69	1.87			
31	.18	.16	66	2.95	2.05			
32	.18	.16	67	3.23	2.24			
33	.19	.17	68	3.55	2.45			
34	.20	.17	69	3.89	2.69			

For Insureds with other than Standard Rating Classifications, the monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Rating Factor shown under Policy Data.

Definitions

The following words are used often in this policy. When we use these words, this is what we mean:

The Insured
The person whose life is insured by this policy.

You, Your
The owner of this policy. The owner may be someone other than the insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

We, Our, Us
IDS Life Insurance Company.

Policy Date
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

Monthly Date
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

Policy Anniversary
The same day and month as the policy date each year that the policy remains in force.

Maturity Date
The date on which proceeds, as defined herein, are payable if the insured is living. The maturity date is shown under Policy Data.

Insurance Age
The issue age shown under Policy Data as determined by us from the birthdate stated in the application. Attained insurance ages are determined from the policy date.

Indebtedness
All existing loans on this policy plus policy loan interest which has been either accrued or added to the policy loan.

Terminate
This policy is no longer in force. All insurance coverage under this policy has stopped.

Valuation Date
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

Accumulation Unit
An accounting unit used to calculate the policy value. It is a measure of the net investment results of each of the subaccounts.

Valuation Period
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Age Anniversary
The policy anniversary on which the insured becomes a certain attained insurance age.

Written Request
A request in writing signed by you.

Surrender Value
The policy proceeds if the policy is surrendered in full prior to the maturity date. It is the policy value less indebtedness, less surrender charges as shown under Policy Data.

In Force
The insured's life remains insured under the terms of this policy.

Proceeds
The amount payable by this policy as follows:

1. Upon death of the insured, proceeds will be the death benefit less any indebtedness;
2. On the maturity date, proceeds will be the policy value less any indebtedness;
3. On surrender of the policy prior to the maturity date, the proceeds will be the surrender value.

Subaccounts
The subaccounts named under Policy Data. Each is part of a separate investment account of ours.

Variable Account Value
The sum of the values of the subaccounts under this policy.

Initial Death Benefit
An amount used to determine the death benefit and the proceeds payable upon death. The initial death benefit is shown under Policy Data.

Policy Value
The sum of the variable account value plus any indebtedness.

The Insurance Contract

What is the Entire Contract of Insurance?

This policy and the copy of the application attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

In issuing this policy, we have relied upon the application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

When Will The Policy Become Incontestable?

After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the policy.

Can You Exchange This Policy?

Yes. Once during the first two policy years, you have the right to exchange this policy for a single premium life policy that provides for benefits that do not vary with the investment return of the subaccounts.

We will not require evidence of insurability. We will require that:

1. this policy is in force; and
2. your request is in writing; and
3. you repay any existing indebtedness.

The new policy will have the same initial death benefit, policy date and issue age as this policy. The single premium for the new policy will be based on our rates in effect on its policy date for the same class of risk as under this policy.

Upon request, we will tell you the following: the single premium for the new policy; and any extra sum required or allowance to be made for a premium or cash value adjustment that takes appropriate account of the premium and values under both this policy and the new policy. If required, a detailed statement of the method of computing such an adjustment has been filed with the insurance regulator of the state where this policy is delivered.

Do You Have Voting Rights?

All policy holders with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

Do State Laws Apply?

Yes. This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

Is There a Suicide Exclusion?

Suicide by the insured, whether sane or insane, within two years from the policy date is not covered by this policy. In this event, the only amount payable by us to the beneficiary will be the premium that you have paid, less any indebtedness.

What if the Insured's Age or Sex has been Misstated?

If the insured's age or sex has been misstated, the proceeds payable upon death will be:

1. the policy value on the date of death; plus
2. the amount of insurance that the cost of the insurance (which was deducted from the policy value for the policy month during which such death occurred) would have purchased had the cost of the insurance been calculated using the Cost of Insurance Rates for the correct age and sex; minus
3. any indebtedness on the date of death.

When does this Policy Terminate?

This policy will terminate on the earliest of the following:

1. the date you surrender the policy; or
2. the end of the grace period; or
3. the date of death of the insured; or
4. the maturity date.

Is There a Grace Period?

If there is indebtedness on the policy and

1. the policy indebtedness exceeds the policy value, less surrender charges; or
2. the surrender value is insufficient to cover the monthly deduction;

a grace period of 31 days will be allowed for a loan repayment.

The amount of the loan repayment required is the least of:

1. the amount of the loan; or
2. an amount that leaves sufficient surrender value to cover the monthly deduction; or
3. the amount by which indebtedness exceeds the policy value, less surrender charges.

If such repayment is not made by the end of the grace period, the policy will terminate without value.

If the insured dies during the grace period, any indebtedness or overdue monthly deduction will be deducted from the death benefit to determine the proceeds payable.

Does This Policy Qualify for Favorable Tax Treatment?

This policy is intended to qualify for treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702 as they now exist or may later be amended. We reserve the right to endorse this policy to comply with:

1. future changes in the Internal Revenue Code;
2. any regulations or rulings issued under the Code; and
3. any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these sections of the Code.

We will provide the owner with a copy of any such endorsement.

Owner and Beneficiary

What are Your Rights as Owner of This Policy?

As long as the insured is living and unless otherwise provided in this policy, you may exercise all rights and privileges provided in this policy or allowed by us.

What is a Successor Owner?

A successor owner becomes the new owner of this policy if you die during the lifetime of the insured. If no successor owner is living at the time of your death, ownership will pass to your estate. The successor owner, if any, is shown in the application unless changed as provided below.

How Can You Change Ownership of This Policy?

You can change the ownership of this policy by written request on a form approved by us. A successor owner may also be changed in this same way. The change must be made while the insured is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

To Whom are the Proceeds Paid On the Insured's Death?

We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

How Do You Change the Beneficiary?

You may change the beneficiary anytime while the insured is living, by making a satisfactory written request to us. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

If One or All of the Beneficiaries Die Before the Insured, To Whom are the Proceeds Payable?

Only those beneficiaries who survive the insured's death may share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds to you, if living; otherwise, to your estate.

Can You Assign This Policy as Collateral?

Yes. While the insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum.

You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

Your Premium

How is the Premium Allocated?

Your net premium will be allocated as of the policy date to the subaccount investing in the money market portfolio. On the date the policy is mailed from our home office for delivery to you, the policy value will be re-allocated among the subaccounts according to the premium allocation percentages you specified in your application. You may choose any whole percentage for each subaccount from 0% to 100%. You can allocate your premium to no more than eight subaccounts.

How is the Net Premium Computed?

The net premium is the single premium that you paid, less the following deductions:

1. State premium tax charge as shown under Policy Data; and
2. Policy issue fee as shown under Policy Data.

Death Benefit

What is the Death Benefit Provided by This Policy?

The death benefit amount is used in determining the proceeds payable if the insured dies while this policy is in force. The death benefit is the greatest of the following amounts:

1. the initial death benefit; or
2. the policy value on the date of death multiplied by the factor from the table below for the insured's sex and attained age on the date of death; or
3. the death benefit on the monthly date that immediately preceded the date on which the insured died.

The initial death benefit is shown under Policy Data.

What is the Minimum Death Benefit Guarantee?

If the insured dies while this policy is in force, the death benefit will be at least the initial death benefit as shown under Policy Data, regardless of the investment performance of the subaccounts.

Table of Death Benefit Factors

These factors are prorated on a monthly basis between policy anniversaries.

Attained Age	Factor Male	Factor Female	Attained Age	Factor Male	Factor Female	Attained Age	Factor Male	Factor Female
0	10.216	11.536	36	3.592	4.084	72	1.396	1.492
1	10.492	11.848	37	3.472	3.952	73	1.372	1.468
2	10.252	11.584	38	3.364	3.832	74	1.360	1.444
3	9.988	11.284	39	3.256	3.700	75	1.336	1.420
4	9.724	10.996	40	3.160	3.580	76	1.312	1.396
5	9.460	10.708	41	3.052	3.472	77	1.300	1.372
6	9.196	10.408	42	2.956	3.364	78	1.276	1.348
7	8.920	10.108	43	2.872	3.256	79	1.264	1.324
8	8.668	9.820	44	2.776	3.148	80	1.240	1.312
9	8.404	9.532	45	2.692	3.052	81	1.228	1.288
10	8.152	9.244	46	2.620	2.956	82	1.216	1.264
11	7.900	8.968	47	2.536	2.860	83	1.204	1.252
12	7.660	8.692	48	2.464	2.776	84	1.192	1.228
13	7.432	8.428	49	2.392	2.692	85	1.180	1.216
14	7.204	8.164	50	2.320	2.608	86	1.168	1.204
15	6.976	7.912	51	2.260	2.536	87	1.156	1.180
16	6.772	7.672	52	2.200	2.464	88	1.144	1.168
17	6.556	7.420	53	2.140	2.392	89	1.132	1.156
18	6.364	7.192	54	2.080	2.320	90	1.120	1.132
19	6.172	6.976	55	2.020	2.260	91	1.096	1.120
20	5.992	6.760	56	1.972	2.188	92	1.084	1.096
21	5.800	6.556	57	1.924	2.140	93	1.060	1.072
22	5.632	6.352	58	1.876	2.080	94	1.036	1.036
23	5.452	6.160	59	1.828	2.020	95	1.000	1.000
24	5.284	5.980	60	1.780	1.972			
25	5.128	5.800	61	1.744	1.924			
26	4.960	5.620	62	1.708	1.876			
27	4.804	5.452	63	1.672	1.828			
28	4.660	5.284	64	1.624	1.780			
29	4.504	5.116	65	1.600	1.744			
30	4.372	4.960	66	1.564	1.696			
31	4.228	4.804	67	1.528	1.660			
32	4.096	4.648	68	1.504	1.624			
33	3.964	4.504	69	1.480	1.588			
34	3.832	4.360	70	1.444	1.564			
35	3.712	4.216	71	1.420	1.528			

Policy Values

What is the Policy's Value?

On a given date, the policy value is equal to the variable account value, plus any indebtedness. The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data.

On the policy date, the value of the subaccounts is equal to the portion of the net premium allocated among the subaccounts, less the portion of the first monthly deduction allocated to the subaccounts.

On any subsequent date, the value of each subaccount will be calculated as:

a + b + c - d - e - f

where:

(a) is the value of the subaccount on the preceding valuation date, multiplied by the Net Investment Factor for the current valuation period;

(b) is the amount of any transfers from other subaccounts to the subaccount during the current valuation period;

(c) is loan repayments allocated to the subaccount during the current valuation period;

(d) is the amount of any transfers to other subaccounts from the subaccount during the current valuation period;

(e) is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the month following the monthly date; and

(f) is loans or loan interest transferred from the subaccount during the current valuation period.

What is the Monthly Deduction?

A deduction will be made on each monthly date for the cost of insurance for the next policy month. The monthly deduction will be taken from the subaccounts according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each subaccount from 0% to 100%. You may change the percentages. Any change will be effective for monthly deductions taken thereafter.

If the value in any subaccount is insufficient to pay the portion of the monthly deduction allocated to such subaccount, the entire monthly deduction will be taken from the subaccounts in the proportions that the value of each subaccount bears to the variable account value.

If you do not specify the subaccounts from which the monthly deduction is to be taken, it will be taken from the subaccounts in the proportions that the value of each subaccount bears to the variable account value.

How is the Cost of Insurance Calculated?

The cost of insurance for a policy month is calculated as:

a x (b - c)

where:

(a) is the cost of insurance rate described below;

(b) is the death benefit on the monthly date divided by 1.0032737; and

(c) is the policy value at the beginning of the policy month.

The death benefit on the monthly date is the greater of:

1. the initial death benefit as shown under Policy Data; or
2. the policy value on the monthly date multiplied by the death benefit factor on the monthly date.

What is the Cost of Insurance Rate?

The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. It is based on the sex, attained age, and rate classification of the insured. "Attained Age" means age on the prior policy anniversary. The Monthly Cost of Insurance Rates shown in this policy on page 4 are based on the 1958 Commissioners Standard Ordinary Mortality Table, Age Nearest Birthday.

For How Long Will the Policy Value Continue Your Insurance?

If there is no indebtedness, coverage under this policy will continue until the earliest of the following:

1. the date you surrender the policy; or
2. the date of death of the insured; or
3. the maturity date.

If there is policy indebtedness, coverage under this policy will continue until any policy indebtedness exceeds the policy value, less surrender charges, or until the surrender value is insufficient to cover the monthly deduction, as provided in the grace period provision. This provision shall not continue the policy beyond the earliest of the following:

1. the date you surrender the policy; or
2. the date of death of the insured; or
3. the maturity date.

What is the Basis Used for Policy Values?

The methods and factors used to calculate your policy values and reserves are based on certain mortality tables and interest rates required by state law. We use the 1958 Commissioners Standard Ordinary Table. Calculations are based upon compound interest at 4% per year. The policy values are calculated in accordance with the Standard Nonforfeiture Law. All values are equal to or greater than those required by law. Where required, we have filed a statement with the insurance officials of the state where this policy was delivered. The statement outlines the methods used to determine the policy values.

Will You Receive Information About the Values of this Policy?

Yes. At least once a year we will send you a report which shows the following information:

1. the current policy value;
2. the single premium paid;
3. all charges since the last report;
4. indebtedness on this policy;
5. the current surrender value; and
6. current death benefit.

Policy Loans

Can You Borrow Money on This Policy? How?

After the first policy year, you may obtain a loan from us whenever this policy has a loan value. Just send us a written request. The loan value of this policy is the only security required for your loan. A loan must be for at least $100.

If you do not specify the subaccounts from which the loan is to be made, the loan will be made from the subaccounts in the proportions that the value of each subaccount bears to the variable account value.

The amount of your loan and any loan interest will be transferred from the subaccounts to our general account. We will pay interest on the loaned amount at an annual rate of 4%.

Can We Delay or Suspend Payment of a Loan?

We will normally pay the portion of any loan within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any loan for any period:

1. When the New York Stock Exchange is closed; or
2. When trading on the New York Stock Exchange is restricted; or
3. When an emergency exists, and as a result:
   - (a) disposal of securities held in the subaccounts is not reasonably practicable; or
   - (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or
4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

What is the Interest Rate for a Policy Loan?

The interest rate for a policy loan is 5% per year and is payable in advance to your next policy anniversary, and annually in advance on each policy anniversary after that. If interest is not paid when it is due, it will be added to your loan and charged the same interest rate as your loan. The additional interest will be taken from the subaccounts using the monthly deduction allocation percentages.

If the value in a given subaccount is insufficient to pay the additional interest, the entire additional interest will be taken from the subaccounts in the proportions that the value of each subaccount bears to the variable account value.

What is the Maximum Loan Value of This Policy?

You can borrow an amount up to 90% of the policy value less surrender charges. We calculate the policy value as of the date of the loan. Interest to pay for the loan until the next policy anniversary will be included in determining the maximum loan value.

When Can You Repay Your Loan?

Your loan can be repaid in full or in part at any time before the insured's death and while this policy is in force.

Repayments should be clearly marked as "loan repayments". They must be in amounts of at least $50. They will be allocated to the subaccounts according to the premium allocation percentages in effect unless you tell us otherwise.

What if Your Loan is Not Repaid?

This policy will remain in force as long as the policy indebtedness does not exceed the policy value, less surrender charges.

If indebtedness does exceed the policy value, less surrender charges, we will send a notice to you and any assignee of whom we know. You will have 31 days in which to make a repayment large enough to decrease indebtedness below the policy value less surrender charges.

Policy Surrender

Can You Surrender This Policy?

Yes. You may surrender this policy for its surrender value at any time. Upon surrender, this policy will terminate.

The surrender value of this policy is:

1. the policy value at the time of surrender; less
2. any indebtedness on this policy; less
3. any applicable surrender charges as shown under Policy Data.

Can We Delay or Suspend Payment of a Surrender?

We will normally pay the surrender value within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any surrender payment for any period:

1. When the New York Stock Exchange is closed; or
2. When trading on the New York Stock Exchange is restricted, or
3. When an emergency exists, and as a result:
   - (a) disposal of securities held in the subaccounts is not reasonably practicable; or
   - (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or
4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

Subaccounts

What are the Subaccounts?

The subaccounts are separate investment accounts of ours. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

What are the Investments of the Subaccounts?

The net premium and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

How Do We Value the Subaccounts?

The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values.

What are Subaccount Accumulation Units?

The number of accumulation units for each of the subaccounts is found by dividing (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, loan request, loan interest transfer, or loan repayment.

What is the Subaccount Accumulation Unit Value?

The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought. The value for any later valuation period is found as follows:

> The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

What is the Net Investment Factor? How is it Determined?

The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

The net investment factor of any such subaccount for any valuation period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1) is the net result of:

- a. the net asset value per share of the Portfolios or value of the units of the Trusts held in the subaccount determined at the end of the current valuation period; plus
- b. the per share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus
- c. a per share charge or credit for any taxes reserved for the current valuation period which we determine to have resulted from the investment operations of the subaccount;

(2) is the net result of:

a. the net asset value per share of the Portfolios or value of units of the Trusts held in the subaccount, determined at the end of the last prior valuation period; plus or minus

b. the per share charge or credit for any taxes reserved for the last prior valuation period; and

(3) is the net result of:

a. a factor representing the Mortality and Expense Risk Charge; plus

b. a factor representing the Minimum Death Benefit Guarantee Risk Charge; plus

c. for subaccounts investing in the Trusts, a factor representing recovery of transaction charges.

What Deductions are Made from the Subaccounts?

The Mortality and Expense Risk Charge compensates us for assuming the mortality and expense risks under this policy. It is equal, on an annual basis, to .5% of the daily value of the subaccounts.

The Minimum Death Benefit Guarantee Risk Charge compensates us for our guarantee that, upon the death of the insured, we will pay at least the initial death benefit, regardless of the policy value at such time. It is equal, on an annual basis, to .15% of the daily value of the subaccounts.

The deductions will be (1) made from each subaccount; and (2) computed on a daily basis.

In addition, a charge is made against subaccounts investing in the Trusts to reimburse us for transaction charges we incur acquiring units. It will not-exceed, on an annual basis, .5% of the daily value of the subaccounts investing in the Trusts. The deduction will be (1) made from each subaccount, and (2) computed on a daily basis.

Can the Investments of the Subaccounts be Changed?

This would happen if laws or regulations changed, the investment became unavailable or, in the judgement of IDS Life, the investment was no longer suitable for the subaccounts. If any of these situations occurred, we would have the right to substitute investments other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

Can Transfers be Made Among Your Subaccounts?

By written request, or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. Only five such transfers may be made in a policy year. We may further suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission. You may have value in no more than eight subaccounts at any time.

Payment of Policy Proceeds

How Are the Proceeds Paid?

We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate not less than 4% per year on single sum death proceeds from the date of the insured's death to the settlement date.

What are the Payment Options Other Than a Single Sum?

During the insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree. Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000. If Option B or Option C is elected for surrender proceeds, any surrender charges will be waived.

Option A - Interest Payments

We will pay interest on proceeds placed under this option at the rate of 4% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

Option B - Payments for a Specified Period

We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the table below. Monthly payment amounts for years not shown will be furnished upon request.

Option B Table

Number of Years	Monthly Payment/$1000
5	$18.32
10	10.06
15	7.34
20	6.00
25	5.22
30	4.72

Option C - Lifetime Income

We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 10,15, or 20 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below for the sex and Adjusted Age of the payee on the due date of the first payment. (See Adjusted Age Table.)

Monthly income amounts for any Adjusted Age not shown in the following table will be furnished upon request.

Option C Table M = Male F = Female

Adjusted Age Payee	Life Income per $1,000 with Payments Guaranteed for 10 years M	10 years F	15 years M	15 years F	20 years M	20 years F
50	4.81	4.47	4.74	4.45	4.65	4.40
55	5.20	4.80	5.09	4.74	4.94	4.67
60	5.70	5.22	5.51	5.12	5.24	4.98
65	6.35	5.77	5.98	5.58	5.54	5.32
70	7.14	6.50	6.47	6.12	5.77	5.63
75	8.00	7.40	6.87	6.64	5.91	5.85

Adjusted Age Table

The Adjusted Age is the age on the payee's nearest birthday, minus an "adjustment" based on the year of birth of the payee as follows:

Calendar Year of Payee's Birth	Adjustment	Calendar Year of Payee's Birth	Adjustment
Prior to 1920	0	1945 - 1949	6
1920 - 1924	1	1950 - 1959	7
1925 - 1929	2	1960 - 1969	8
1930 - 1934	3	1970 - 1979	9
1935 - 1939	4	1980 - 1989	10
1940 - 1944	5	After 1989	11

Will a Supplemental Contract be Prepared if Proceeds are Placed Under a Payment Option?

If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

Can a Beneficiary Request a Payment Option?

After the insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

Are Excess Interest Earnings Payable by Us?

On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

Single Premium Variable Life Insurance Policy

- Death benefit payable at insured's death prior to the maturity date.
- Policy value less indebtedness payable on the maturity date.
- Minimum Death Benefit Guarantee if no indebtedness.
- This policy is nonparticipating. Dividends are not payable.

IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota 55440